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                                                                    Exhibit 10.4




                            Location:         5155 Carmichael Road
                                              Montgomery, AL  36106


                            ID Number:        1089


                            Date:             April 28, 1998
                                              -------------------------








               BEST SUITES AMENDED AND RESTATED LICENSE AGREEMENT

                                     BETWEEN

                             BEST FRANCHISING, INC.

                                       AND

                                RSVP-BI OPCO, LLC



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

                                TABLE OF CONTENTS

                                                                     PAGE

1.       THE LICENSE....................................................1
2.       GRANT OF LICENSE...............................................1
3.       YOUR RESPONSIBILITIES..........................................2
4.       OUR RESPONSIBILITIES.......................................... 3
5.       PROPRIETARY RIGHTS............................................ 4
6.       RECORDS AND AUDITS............................................ 5
7.       INDEMNITY AND INSURANCE....................................... 6
8.       TRANSFER.......................................................7
9.       CONDEMNATION AND CASUALTY......................................8
10.      TERMINATION....................................................9
11.      RENEWAL.......................................................11
12.      RELATIONSHIP OF PARTIES.......................................12
13.      MISCELLANEOUS.................................................12
         GUARANTY
         ATTACHMENT A
         ATTACHMENT B
         ATTACHMENT C
         ATTACHMENT D


                     AMENDED AND RESTATED LICENSE AGREEMENT

         This amended and restated license agreement ("Agreement" or "License Agreement"), dated April 28, 1998, is entered into by and between Best Franchising, Inc., a Georgia corporation having an address at 13 Corporate Square, Suite 250, Atlanta, Georgia 30329 ("we," "our" or "us"), and RSVP-BI OPCO, LLC, a Delaware limited liability company, having an address at c/o Alpine Equity Partners L.P., 1285 Avenue of the Americas, 21st floor, New York, New York 10019 ("you" or "your"). The parties acknowledge that pursuant to the terms of an assignment of license agreement dated as of April 28, 1998, we are successors in interest to the rights and obligations of the original licensor, America's Best Inns, Inc., and you are successors in interest to the rights and obligations of the original licensee, America's Best Inns, Inc. The parties hereto desire to amend and restate the terms and conditions of the original license agreement dated as of April 28, 1998. Accordingly, in consideration of the following mutual promises, the parties agree that the original license agreement is amended and restated and replaced in its entirety as follows:

1.  The License.

We have the exclusive right to license a unique concept and system (the "Hotel System") to establish and operate "upper economy" hotels under the names "Best Inns of America" and "Best Suites of America" (collectively, "Hotels" or "Best Hotels"). Before signing this Agreement, you read our Offering Circular for Prospective Franchisees ("UFOC") and independently evaluated and investigated the risks of investing in the hotel industry generally and purchasing a Best franchise specifically, including such factors as current and potential market conditions, owning a franchise and various competitive factors. Following your investigation, you wish to enter into this Agreement to obtain a license to use the Hotel System to operate a Best Suites hotel located at 5155 Carmichael Road, Montgomery, AL 36106 (the "Hotel").

A. The Hotel. The Hotel includes all structures, facilities, appurtenances, furniture, fixtures, equipment, entry, exit and parking areas located on the real property identified on Attachment A hereto or any other real property we approve for Hotel expansion, signage or other facilities. You agree not to make any material changes to the Hotel without our prior written consent, including, but not limited to, any change in the number of rooms or suites at the Hotel ("Guest Rooms").

B. The Hotel System. We have designed the Hotel System so that the public associates the Hotels with high quality standards. The Hotel System includes, without limitation: (i) the tradenames, trademarks, and service marks "Best Inns of America" and "Best Suites of America" and such other tradenames, trademarks, and service marks we hereafter designate for use with the Hotel System (collectively, the "Proprietary Marks"); (ii) architectural plans, designs and layouts, including, without limitation, site, floor, roof, plumbing, lobby, electrical and landscape plans; (iii) a national toll free number system for central reservation referrals, as renovated by us from time to time (collectively, the "FIRST SYSTEM"); (iv) the national Best directory (the "National Directory"); (v) management, personnel and operational training programs, materials and procedures; (vi) standards and specifications for construction, equipment and furnishings described in our confidential manuals, as amended by us from time to time (collectively, the "Manual"); and (vii) marketing, advertising and promotional programs.

2.  Grant of License.

We hereby grant to you a license (this "License") to use the Hotel System to build and operate the Hotel in accordance with the terms of and commencing on the date the Hotel is sold to you and terminating as provided in Paragraph 10 (the "License Term"). During the License Term, neither we nor any of our affiliates or franchisees will develop or license any Best Hotels within the area described in Attachment B (the "Territory"). This Agreement does not limit our right, or the rights of our parent, subsidiaries or affiliates, (i) to use or license others to use any part of the Hotel System outside the Territory;
(ii) to conduct other business activities under, or license others to use, hospitality brands that are not part of the Proprietary Marks, whether outside or within


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


the Territory, even if the other brands or business activities compete with the Hotel and/or the Hotel System; or (iii) to use or license others to use the Hotel System within the Territory to replace any of the previously executed Best Hotel license agreements listed on Attachment C attached hereto.

3.  Your Responsibilities.

A.  Operational and Other Requirements.  During the License Term, you agree to:
         (1) maintain the Hotel in first class condition and in a clean, safe and orderly manner;
         (2) provide efficient, courteous, and high-quality service to the public while maintaining a high moral and ethical standard and atmosphere at the Hotel;
         (3) operate the Hotel twenty-four (24) hours a day, every day;
         (4) strictly comply in all respects with our requirements concerning:
                  (a) the Hotel System, the Manual and all other policies and procedures we communicate to you;
                  (b) our quality standards and the types of services, products and amenities you may use, promote or offer at the Hotel;
                  (c) your use of the Proprietary Marks and display, style and type of signage;
                  (d) directory and reservation service listings of the Hotel;
                  and
                  (e) your participation in all of our marketing, reservation service, advertising, Internet, computer, training and operating programs, including a property management system that interfaces with the FIRST SYSTEM or any other central reservation system we adopt;
         (5) execute our then-current software license agreement to participate in, connect with and use the FIRST SYSTEM;
         (6) except as provided in Paragraph 4E, adopt all changes we make to the Hotel System;
         (7)  strictly comply with all governmental requirements, including:
         (i) the payment of taxes; (ii) the filing and maintenance of trade or fictitious name registrations; and (iii) the filing and maintenance of all licenses and permits to operate the Hotel;
         (8) permit our representatives to inspect the Hotel at any time and provide them free lodging during the inspection period;
         (9) not use the Hotel or the Hotel System to promote a competing business or other lodging facility;
         (10) use your best efforts to create a favorable response to the names "Best Inns of America" and "Best Suites of America";
         (11) promptly pay to us and/or our parent, subsidiaries and affiliates when due all royalties and fees owed under this Agreement;
         (12) treat the Manual and any other information or materials we designate, as confidential ("Confidential Materials") and not duplicate, circulate or distribute any Confidential Materials to any unauthorized person without our prior written consent;
         (13) obtain from each employee who will have access to any Confidential Materials their written agreement to keep the Confidential Materials confidential; and
         (14) conduct your advertising in a dignified manner. At our request, you agree to submit to us all advertising and promotional materials and immediately discontinue your use of any materials we reasonably reject.

B. Performance of the Work. As a primary inducement for us to enter into this Agreement, you agree to perform the work listed on Attachment D (the "Work") in strict accordance with our specifications.

C. Upgrading of the Hotel. If at any time the Hotel falls below the quality standards set forth in the Manual, we may require you to upgrade or renovate the Hotel to reach acceptable standards. Your failure to upgrade or renovate the Hotel promptly after we notify you to do so may result in our issuing a quality default notice which could lead to our terminating this Agreement.

D.  Fees.
         (1) For each month (or part of a month) during the License Term, beginning with the date you or your


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         affiliate acquires fee simple title (or succeeds to the interest of the long term lessee in the case of Asheville) to the Hotel (the "Opening Date"), you shall pay to us by the tenth (10th) day of the following month:
                  (a) a "Royalty Fee" equal to the following percentages of Gross Room Revenues (as defined in Paragraph 3D(2)) of the
                  Hotel: (i) three percent (3%) during the first twelve (12) month period following the Opening Date ("Year 1"); (ii) four percent (4%) during the twelve (12) month period following Year 1 ("Year 2"); and (iii) five percent (5%) for each month after Year 2 until the expiration or sooner termination of this Agreement.
(b) a "Marketing/Reservation Contribution" ("Contribution") equal to two percent (2.0%) of Gross Room Revenues of the Hotel from the Opening Date until the expiration or sooner termination of this Agreement. Beginning in Year 3, we may, at any time, increase your Contribution only if: (i) we simultaneously impose a similar increase on all other Best Hotel licensees whose license agreements contain fee provisions similar to this Paragraph 3D; and (ii) at least sixty-six percent (66%) of all such Best Hotel licensees agree to such an increase.

         (2) "Gross Room Revenues" shall mean gross receipts attributable to or payable for the rental of Guest Rooms, including, without limitation, the net proceeds of use and occupancy and business interruption, rent loss, or similar insurance held by you with respect to the Hotel. However, insurance proceeds are included in Gross Room Revenues only if you actually receive them. Gross Room Revenues do not include gratuities to employees or service charges levied in lieu of such gratuities which are payable to employees, or any taxes or fees collected by you for transmittal to any taxing authorities.
         (3) If we require, you agree to make your monthly payments to a designated bank account by telegraphic transfer, automatic debit arrangement, or other means we specify. We will pay for the cost of connection to such telegraphic or automatic debit service. If an automatic debit or similar arrangement is utilized and funds are insufficient to cover your payment obligation, any amounts unpaid on or before the due date shall be deemed overdue. If any payment is overdue, in addition to the overdue amount, you shall pay us interest on the overdue amount from the due date until paid in full at the lesser rate of one and one-half percent (1.5%) per month or the maximum rate permitted by law. Our ability to charge interest on all overdue amounts shall be in addition to any other remedies we may have as a result of your failure to make payments when due.
         (4) You agree to pay us a $2,500.00 fee each time you apply to us to add any Guest Rooms to the Hotel.
         (5) Subject to our requirements and at your own expense, you may conduct local and regional marketing and advertising programs. You shall pay us reasonable fees for optional advertising materials you order from us for these programs.
         (6) You will participate in any global distribution system connected to our FIRST SYSTEM and pay applicable commissions to travel agents. You agree to pay: (i) all commissions and fees for reservations you accept through any sources (including the Internet), whether processed through us, our FIRST SYSTEM, third party reservation systems, or billed directly to you; and (ii) telephone charges and equipment related to the FIRST SYSTEM.

4.  Our Responsibilities.

A. Training. We provide initial training prior to the Opening Date. During the License Term, we will provide both required and optional training programs. We are responsible for the cost of instruction and you are responsible for all travel, lodging and other training expenses, including reasonable charges for training materials. If any training is held at your Hotel, you agree to provide our representatives with free lodging.
B. Services. Provided you are in full compliance with your obligations under this Agreement, you shall have access to the FIRST SYSTEM, listings in advertising publications and the National Directory.

C. Consultation on Operations, Facilities and Marketing. On an ongoing basis, you may consult with us and we shall advise you in connection with Hotel operations, facilities and marketing, including suppliers for fixtures, furnishings, signs and other equipment.

D. Use of Marketing/Reservation Contributions. We will use the Contributions for costs associated with: (i)



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advertising, promotion, publicity, market research and other marketing programs and related activities; (ii) maintaining and producing the National Directory and the FIRST SYSTEM; and (iii) our overhead relating directly to national and local marketing and reservations. Our overhead is limited to costs associated with the financial management of the Contributions and the salaries and benefits of certain individuals who work for our reservation or marketing departments. We will neither profit financially from nor use the Contributions to pay for marketing directly related to our sale of franchises. We are not obligated to spend funds for marketing or reservation services exceeding the Contributions received from licensees using the Hotel System. If we have a surplus of Contributions at the end of any taxable year, all expenditures in the following taxable year(s) shall be made first out of earnings accumulated from previous years, next out of current year earnings, and finally from current year Contributions. We will prepare an annual statement regarding Contributions and provide a copy to you upon your written request.

E. Application of Manual. All Best Hotels must comply with the terms of the Manual, although we may permit limited exceptions based on local conditions or special circumstances. Each change in the Manual will be explained to you at least thirty (30) days prior to its effective date. Any change to the Manual which, in our reasonable discretion, would cause a substantial investment by you will not be effective unless approved by sixty-six percent (66%) of the open Best Hotels. Each open hotel shall have one vote and approval of sixty-six percent (66%) of the open hotels will be required to implement the change. Notwithstanding the foregoing, changes to the Manual which relate to guest security and/or life/safety issues are not subject to the approval of you or other licensees even if substantial investments are required.

F. Other Arrangements. We may arrange for development, marketing, operations, administration, technical and support functions, facilities, services and/or personnel with any other entity and may use any facilities, programs, services and/or personnel used in connection with the Hotel System in connection with our other business activities, even if our other business activities compete with the Hotel or the Hotel System.

G. Inspections/Compliance Assistance. We have the right to inspect your Hotel at any time, with or without notice to you, to determine if the Hotel is in compliance with the Hotel System and the standards set forth in the Manual. If the Hotel fails to comply with either, we may, at our option and at your cost, require you to correct the deficiencies within the reasonable time we establish.

5.  Proprietary Rights.

A. Ownership of the Hotel System and Proprietary Marks. You acknowledge and shall not contest, either directly or indirectly, either during the License Term or thereafter: (i) our exclusive right to both use and grant licenses to use the Hotel System and any element(s) or component(s) thereof; (ii) that we are the owner or exclusive licensee of all right, title and interest in and to the Proprietary Marks together with the goodwill they symbolize; or (iii) the validity or ownership of the Proprietary Marks. All improvements and additions to or associated with the Hotel System made by you or anyone else and all goodwill arising from your use of the Proprietary Marks shall inure to our benefit and become our property. Upon expiration or termination of this Agreement, no monetary amount shall be attributed to any goodwill associated with your use of the Hotel System or portion thereof.

B. Trademark Disputes. We have the sole right to handle third party disputes concerning the use of all or any part of the Hotel System, and you shall, at your reasonable expense, extend your full cooperation to us in all matters relating to the operation of the Hotel. All recoveries made as a result of disputes with third parties regarding use of the Hotel System or any part thereof belong solely to us. We are not required to initiate lawsuits against alleged imitators or infringers and may settle any dispute in our discretion. You shall not initiate any lawsuit or proceeding against alleged imitators or infringers or any other lawsuit or proceeding to enforce or protect the Hotel System without our prior written consent.


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C. Protection of Name and Marks. Consistent with their ownership rights and rights to use the Proprietary Marks, both parties to this Agreement shall use their reasonable best efforts to protect and maintain the Proprietary Marks and their distinguishing characteristics. You agree: (i) to execute any documents we request to obtain or maintain protection for the Proprietary Marks; (ii) to use the Proprietary Marks only in connection with the operation of your Hotel and only as we instruct; and (iii) that your unauthorized use of the Proprietary Marks shall constitute both an infringement of our rights and a material breach of your obligations under this Agreement. You must notify us immediately, in writing, if you have any actual or constructive knowledge of any infringement or challenge to your use of the Proprietary Marks or any unauthorized use or possible misuse of either the Proprietary Marks, the names "Best Inns of America" or "Best Suites of America" or any Confidential Materials.

6.  Records and Audits.

A. Monthly Reports. By the tenth (10th) day of each month, you agree to prepare and submit to us a statement for the previous month, certified by your chief financial or principal accounting officer or the manager of the Hotel (provided the manager is an affiliate of U.S. Franchise Systems, Inc.), listing Gross Rooms Revenue, other revenues generated at the Hotel, room occupancy rates, reservation data, the amounts currently due under Paragraph 3D and other information we deem useful in connection with the Hotel System (the "Data"). The statement shall be in such form and detail as we may reasonably request, shall be our property and may be used by us for all reasonable purposes. We will not knowingly provide Data on your Hotel as an inducement to develop other hotel brands in your market area, although you understand that some of the Data may be compiled into information we provide to prospective licensees.

B. Preparation and Maintenance of Records. You agree to: (i) prepare on a current basis in a form satisfactory to us, (and preserve for at least four (4) years), complete and accurate records concerning Gross Rooms Revenue and all financial, operating, marketing and other aspects of the Hotel; and (ii) maintain an accounting system which fully and accurately reflects all financial aspects of the Hotel, including, but not limited to, books of account, tax returns, governmental reports, register tapes, daily reports, profit and loss and cash flow statements, balance sheets and complete quarterly and annual financial statements.

C. Audit. We or our agents may, at any time, examine and copy, all books, records, and tax returns related to your Hotel and, at our option, require an independent audit. If an inspection or audit reveals that you have understated payments in any report to us, you shall immediately pay us the amount understated, in addition to interest from the date such amount was due until paid, at the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by law. In this event, we may also require that all of your future annual financial statements be audited at your expense by an independent certified public accounting firm you select and we approve. If an inspection or audit discloses an underpayment to us of five percent (5%) or more of the total amount owed during any six (6) month period, you shall, in addition to paying the understated amount with interest, reimburse us for our costs and expenses in connection with the inspection or audit, including legal and accounting fees. These remedies supplement any others we may have under this Agreement.

 D. Annual Financial Statements. Upon our request, not later than ninety (90) days after the end of your fiscal year, you must provide us with complete financial statements for such year certified by your chief financial or principal accounting officer or the manager of the hotel (provided the manager is an affiliate of U.S. Franchise Systems, Inc.), to be true and correct and prepared in accordance with generally accepted accounting principles consistently applied. Any false certification shall be a material breach of this Agreement. Upon our request from time to time you also agree to provide us with operating statistics for the Hotel.

7.  Indemnity and Insurance.

A. Indemnity. You agree that nothing in this Agreement authorizes either party to make any contract, agreement, warranty or representation on the other's behalf, or to incur any debt or other obligation in the other's


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name, and that neither party shall assume liability for, or be deemed liable as a result of any such action, or by reason of any act or omission of the other party or any claim or judgment arising therefrom.
         (1) You agree to indemnify, defend and hold harmless us, our parent, affiliates, subsidiaries and our respective, officers, directors, agents, employees, successors and assigns (the "Indemnified Parties") against, and to reimburse the Indemnified Parties for, any and all claims or actions arising or alleging to arise directly or indirectly from, as a result of, or in connection with, your operation of the Hotel, including, but not limited to, claims alleging either intentional or negligent conduct, acts or omissions by you or us relating to the operation of the Hotel or the Hotel System, as well as the costs, including attorneys' fees, of defending against said claims or actions. We reserve the right to defend any such claim or action against us. You agree that this indemnity will survive the expiration or termination of this Agreement. You have no obligation to indemnify us if a court of competent jurisdiction makes a final decision not subject to further appeal that we or our employees directly engaged in willful misconduct or intentionally caused the property damage or bodily injury that is the subject of the claim. You shall notify us immediately (but not later than five (5) days following your receipt of notice) of any claim, action or potential claim or action naming any Indemnified Party as a defendant or potential defendant (the "Indemnification Notice"). The Indemnification Notice shall include copies of all correspondence or court papers relating to the claim or action.
         (2) We shall indemnify you and hold harmless your parent, affiliates, subsidiaries and respective officers, directors, agents, and employees against all claims against you arising as a result of, or in connection with, a material breach by us hereunder which is adjudicated by a court of competent jurisdiction to be the sole cause of the claim, as well as the cost, including attorneys' fees and expenses, of defending the claim, provided, however, this indemnification shall be inapplicable if we have exercised our rights in accordance with this Agreement.
         (3) If you fail to comply with this Paragraph 7A, we may retain attorneys of our choice and defend any claim, action or alleged claim or action at your sole expense. You agree that our obligations under this Agreement are exclusively to you, and no other party may rely on, enforce, or obtain relief for breach of such obligations.

B. Insurance. During the License Term, you shall comply with the insurance requirements of any applicable law, lease or mortgage covering the Hotel and our specifications regarding amounts and types of insurance. Prior to the Opening Date, and thereafter on an annual basis and/or each time you change the terms of your insurance policy or carrier, you shall provide us with certificates of insurance which: (i) evidence your liability insurance and its amounts; (ii) name Best Franchising, Inc. and U.S. Franchise Systems, Inc. as additional insureds; (iii) state that your policy may not be canceled, amended or permitted to lapse or expire without thirty (30) days prior written notice to us. All insurance policies shall be written on a fully insured basis. Deductibles and self insurance retentions are subject to our prior approval. At the minimum, you agree to maintain or cause to be maintained (as applicable) the following insurance underwritten by an insurer we approve:
         (1) employer's liability and workers' compensation insurance as prescribed by applicable law;
         (2) comprehensive general and automobile liability insurance (with products, completed operations and independent contractors coverage), all on an occurrence basis, with single-limit coverage for personal and bodily injury and property damage of at least $5,000,000.00 per occurrence which can be met by a combination of primary liability and umbrella liability policies. You also agree to cause your general contractor to maintain comprehensive general liability insurance of at least $5,000,000.00 per occurrence naming Best Franchising, Inc. and U.S. Franchise Systems, Inc. as additional insureds; and
         (3) Dram Shop/Liquor liability insurance, in the same amounts provided above and naming the same additional insureds, if you serve alcohol of any kind at the Hotel. If you begin serving alcohol at any time during the License Term, you agree to notify us immediately and provide us with a revised certificate of insurance evidencing Dram Shop/Liquor liability insurance coverage.

8.  Transfer.

A. Transfer by Us. We have the right to transfer or assign our rights or obligations under this Agreement to


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


any person or entity and our interests will inure to the benefit of any transferee, successor or assignee.

B. Transfer by You. You agree that the rights and duties created by this Agreement are personal to you and that we have granted this License in reliance on the business skill, financial capacity and character of you and your partners, shareholders or members. You may mortgage the Hotel to any financial institution without our consent if you remain the mortgagor of the Hotel. Except as provided in Paragraph 8B(1), neither you, nor any successor to your interest, shall sell, assign, transfer, convey or otherwise encumber any direct or indirect interest in this License, the Hotel or the assets of the Hotel without our consent.
         (1) A transfer of less than a fifty percent (50%) equity interest in you which does not transfer Control (as defined below), does not require our consent if you notify us in writing within thirty (30) days of the transfer.
         (2) A transfer which alone or combined with previous or simultaneous transfers changes Control of the License, you, the Hotel, or greater than fifty percent (50%) of the Hotel's assets requires our prior written consent.
                    We may require any or all of the following as conditions of our consent to a transfer:
                    (a)  your compliance with all terms of this Agreement;
                    (b) the transferee entity or individual, and all shareholders, partners or members of the transferee (collectively, the "Transferee"), shall meet our then-current qualifications for new licensees;
                    (c) the Transferee shall execute our then-standard forms of license agreement and other applicable agreements for new Hotel System licensees (which will include then-current fees and Contributions);
                    (d) any new general manager retained by the Transferee completes our initial training program;
                    (e) the Hotel shall be upgraded within the time period we set to conform to the then-current standards and specifications for hotels operating under the Hotel System;
                    (f) you or the Transferee must pay us a $5,000.00 transfer fee unless the transfer is to the spouse, issue, parent, or sibling of your partner(s) or shareholder(s), or from one partner or shareholder to another. If the Transferee requests approval of a term exceeding the remainder of the License Term, the Transferee must pay our then-current application fee, prorated for the time period exceeding the License Term;
                    (g) you execute a general release, in a form satisfactory to us, of any and all claims by you against us and our officers, directors, shareholders, and employees;
                    (h) the Transferee executes a written assignment, in a form satisfactory to us, assuming and agreeing to discharge all of your obligations under this Agreement; and
                    (i) you execute all documents we request evidencing your agreement to remain liable for all obligations to us and our parent, subsidiaries and affiliates prior to the transfer.
               (3) "Control" or "Controlling" shall mean the direct or indirect possession of the power to direct or cause the direction of the management and policies of any person or legal entity.
               (4) Except as otherwise provided herein, any purported assignment or transfer without our prior written consent is null and void, constitutes a material breach of this Agreement, enables us to terminate this Agreement without providing you an opportunity to cure and allows us to seek both injunctive relief and monetary damages.
               (5) If you are an individual, you may transfer this License without paying a transfer or application fee if:
               (i) you retain at least twenty-five percent (25%) ownership; (ii) we receive your request and supporting documentation before the Opening Date; and (iii) the Transferee meets our then-current standards for new licensees.

C. Transfers of the License or Equity Interest in You Upon Death. Upon the death or mental incompetency of you or a person Controlling you, the executor, administrator, or personal representative ("Representative") of such person shall transfer within three (3) months his interest to a third party subject to our approval and the conditions set forth in Paragraph 8B. In the case of transfer by devise or inheritance, if the heirs or beneficiaries can not meet the conditions of Paragraph 8B, the Representative shall have six (6) months from the death or mental incompetency to dispose of the interest, subject to the transfer provisions of this Agreement, after which time we may terminate this Agreement.

D. Registration of a Proposed Transfer of Equity Interests. Securities in you may be offered to the public only with our prior written consent. All materials required by federal or state law for the sale of any interest in you shall be submitted to us for review prior to distribution or filing with any government agency, including any materials to be used in any offering exempt from registration under federal or state securities laws. No offering by you shall imply or state (by use of the Proprietary Marks or otherwise) that we are participating as an underwriter, issuer or your representative. You agree to pay us a non-refundable fee equal to our costs and expenses of reviewing each proposed offering including, without limitation, attorneys' fees. You acknowledge that we may require changes to your offering materials before issuing our consent.

E. Non-Waiver of Claims. Our consent to a transfer is not a waiver of: (i) any claims we may have against you; or (ii) our right to demand strict compliance by the Transferee with the terms of this Agreement.


9.  Condemnation and Casualty.

A. Condemnation. You shall immediately notify us of any proposed taking of the Hotel by eminent domain. If a taking occurs, we shall use reasonable efforts (but shall not be obligated) to transfer this Agreement to a location selected by you and approved by us within four (4) months of the taking. If we approve the new location and you subsequently open a new hotel at the new location within two (2) years of the taking, the new hotel shall be deemed to be the Hotel licensed hereunder. If a taking occurs and the new hotel does not become the Hotel licensed hereunder (or if it is evident to us that such shall be the case), we may terminate this Agreement, but you will not pay us any liquidated damages.

B. Casualty. If the Hotel is damaged by fire or casualty, you shall repair the damage in accordance with our standards. If the damage or repair requires closing all or any portion of the Hotel, you shall: (i) notify us immediately;
(ii) commence reconstruction within the later to occur of six (6) months of closing or your obtaining all necessary construction permits (provided you are proceeding in a reasonably diligent manner to obtain such permits); and (iii) reopen for continuous business operations as soon as practicable (but in any event within twenty-four (24) months after closing of the Hotel and not without providing us at least ten (10) days advance notice of the proposed reopening date). If the Hotel is not reopened in accordance with this Paragraph 9B, we may terminate this Agreement and you shall pay us liquidated damages (see Paragraph
10D), provided, however, that your payment of liquidated damages shall not exceed the amount of any insurance proceeds you receive, net of repayment of first mortgage debt.

C. Extensions of Term. The License Term will be extended for the period the Hotel is not operating as a result of fire or other casualty. You are not required to make any payments pursuant to Paragraph 3D while the Hotel is closed by reason of condemnation or casualty unless you receive insurance proceeds.

10.  Termination.

A. Expiration of Term. Subject to our Renewal Option (as defined in Paragraph
11A) and earlier termination as set forth herein, this Agreement will expire without notice twenty (20) years from the authorized Opening Date. If we fail to exercise our Renewal Option, upon the expiration of the License Term you shall comply with our de-identification procedures as set forth in Paragraph 10C of this Agreement or in the Manual.

B.   Defaults.
         (1)  Default with Opportunity to Cure.
                    (a) If you fail to comply with or violate any provision of this Agreement, the Manual or any Hotel System standard, unless this Agreement, applicable law or any default notice we send to you provides otherwise, you shall have thirty
                    (30) days from your receipt of a written default notice to remedy such default (the "Cure Period"). If any default remains uncured after the Cure Period expires, this Agreement shall terminate automatically without further notice to you, effective immediately upon the expiration of the Cure Period. Alternatively, instead of considering this Agreement automatically terminated upon the expiration of the Cure Period, we may suspend your access to the FIRST SYSTEM or remove your Hotel from our advertising publications or the National Directory until your default is cured to our satisfaction.
                    (b) If we issue you two (2) written default notices within any twelve (12) month period, the Cure Period in the second written default notice shall be ten (10) days, unless applicable law provides otherwise.
                    (c) In any judicial or other proceeding in which the validity of our termination of this Agreement is contested, we may cite and rely upon all of your defaults or violations of this Agreement, not solely the defaults or violations referenced in any written default notice sent to you.
                    (d) Any notice of termination or suspension of services we issue to you shall not relieve you of your obligations that survive termination of this Agreement, including, but not limited to, its de-identification, indemnification and liquidated damages provisions.
                    (e) If you fail to provide us with a copy of the recorded deed, an executed lease for at least the License Term or other evidence satisfactory to us of your Control of the Hotel on or before commencement of construction or renovation, we may issue you a default notice which may lead to us terminating this Agreement.

         (2) Default Without Opportunity to Cure (Immediate Termination by Us). This Agreement shall terminate immediately without notice to you if:
                    (a) you, or any guarantor of your obligations (a "Guarantor"), shall: (i) not pay its debts as they become due; (ii) admit its inability to pay its debts; or (iii) make a general assignment for the benefit of creditors;
                    (b) you, or any Guarantor, commence or consent to any case, proceeding or action seeking: (i) reorganization, arrangement, adjustment, liquidation, dissolution or composition of you or your debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; or (ii) appointment of a receiver, trustee, custodian or other official for any portion of its property;
                    (c) you, or any Guarantor, take any corporate or other action to authorize any of the actions set forth above in Paragraphs 10B(2)(a) or 10B(2)(b);
                    (d) any case, proceeding, or other action against you or any Guarantor is commenced seeking an order for relief against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other official for it or for any portion of its property, and such case, proceeding or other action: (i) results in an order for relief against it which is not fully stayed within seven (7) business days after the entry thereof; or (ii) remains undismissed for forty-five (45) days;
                    (e) an attachment remains on all or any part of the Hotel or your or any Guarantor's assets for thirty (30) days;
                    (f) you or any Guarantor fail, within sixty (60) days of the entry of a final judgment against you or any Guarantor in any amount exceeding $50,000.00, to discharge, vacate or reverse the judgment, or to stay execution of it, or if appealed, to discharge the judgment within thirty (30) days after a final adverse decision in the appeal;
                    (g) you cease to operate the Hotel at the location designated on Attachment A or under the Proprietary Marks, or lose possession or the right to possession of all or a significant part of the Hotel, except as otherwise provided herein;
                    (h) you contest in any court or proceeding either all or any portion of our ownership of the Hotel System or the validity of any of the Proprietary Marks;
                    (i) you transfer your rights under this Agreement in violation of Paragraph 8;
                    (j) you fail to identify the Hotel to the public as a Best Hotel;
                    (k) any action is taken to dissolve or liquidate you or any Guarantor, except due to death;

                    (l) you or any of your principals or Guarantors is, or is discovered to have been, convicted of a felony or any other offense likely to reflect adversely upon us, the Hotel System, or the Proprietary Marks, including, but not limited to, any violation of laws or regulations relating to discrimination, equal employment or equal opportunity;
                    (m) you knowingly maintain false books and records of account or knowingly submit false or misleading reports or information to us, including any information you provide or fail to provide to us on your franchise application or otherwise;
                    (n) you disclose the contents of any Confidential Materials to any unauthorized person or fail to exercise reasonable care to prevent such disclosure; or
                    (o) in our discretion, we determine a threat or danger to public health or safety results from the construction, maintenance or operation of the Hotel, such that an immediate shutdown of the Hotel is necessary to avoid a substantial liability or loss of goodwill to the Hotel System. Notwithstanding the foregoing, if we determine, in our discretion, that both the threat of danger to public health or safety is eliminated and the reopening of the Hotel will not cause a substantial loss of goodwill to the Hotel System within six (6) months of the termination of this Agreement, we will reinstate the Agreement on identical terms and conditions.

C. De-identification of Hotel Upon Termination or Expiration of this Agreement.
         (1) Within ten (10) days of the effective date of termination or expiration of this Agreement, as the case may be, you agree to de-identify the Hotel by taking whatever action we deem necessary to ensure that the Hotel is no longer identified as a hotel within the Hotel System and no use is made of any part of the Hotel System at or in connection with the Hotel or otherwise. Among the actions you must take to de-identify the Hotel, you agree to: (i) return the Manual and all other proprietary materials to us; (ii) remove all items identifying the Hotel System; (iii) change the telephone listing for the Hotel; (iv) remove all items bearing the Proprietary Marks (including all signage) from the Hotel; (v) cancel all fictitious or assumed name or equivalent registrations relating to your use of the Proprietary Marks; (vi) stop answering the telephone in any way that would lead a prospective customer to believe that the Hotel is affiliated with the Hotel System; and (vii) permit our representative to enter the Hotel to conduct inspections on a periodic basis until de-identification is completed to our satisfaction. Until de-identification is completed to our satisfaction, you agree to maintain a conspicuous sign at the registration desk in a form we specify stating that the Hotel is no longer associated with the Hotel System. You acknowledge that the de-identification process intends to immediately alert the public that the Hotel is not affiliated with the Hotel System.
         (2) If you fail to comply with all of the de-identification provisions of Paragraph 10C(1) within the permitted ten (10) day period, you agree to: (i) pay a royalty fee of $5,000.00 per day until de-identification is completed to our satisfaction; and (ii) permit our representative to enter the Hotel to complete the de-identification process at your expense.
         (3) You agree to pay all our costs and expenses of enforcing these de-identification provisions, including, but not limited to, all attorneys' fees. Nothing contained herein limits our rights or remedies at law or in equity should you not complete the de-identification procedures within the permitted ten (10) day period, including, but not limited to, our right to seek and obtain an injunction to remove or cause to be removed, at your sole cost and expense, all signage from the Hotel.

D. Payment of Liquidated Damages. You acknowledge the difficulty of determining our damages if we terminate this Agreement prior to the expiration of the License Term (a "Premature Termination"). Unless expressly provided otherwise, if a Premature Termination occurs for any reason, you agree to pay us liquidated damages as set forth in Paragraph 10D. Your payment of liquidated damages to us shall not be considered as a penalty for a Premature Termination or for your breaching this Agreement, but rather a reasonable estimate of our damages and lost future fees we would have received from you under the Agreement. You acknowledge that your obligation to pay us liquidated damages is in addition to, not in lieu of, your obligations to pay any amounts then due to us and comply with the de-identification provisions of Paragraph 10C. You agree to pay us liquidated damages in a lump sum within thirty (30) days following the date of termination in an amount equal to: (i) the average monthly Royalty Fee paid under Paragraph 3D(1)(a) for the twelve (12) month period prior to Premature Termination of this Agreement multiplied by 36; or (ii) in the event that a Premature Termination occurs within the first twelve (12) months of the License Term, the average monthly Royalty Fee paid under Paragraph 3D(1)(a) during the License Term, multiplied by 36.

11.  Renewal.

A. Upon your written submission of our then-current form of renewal application at least 180 days prior to this Agreement's expiration date, we shall grant you a ten (10) year renewal term if, in our discretion, the following criteria are satisfied:
         (1) you pay a non-refundable fee equal to one-half of the then-current franchise application fee;
         (2) you received passing Quality Assurance Scores (as defined in the Manual) during the preceding three (3) year period;
         (3) you agree to upgrade the Hotel to meet our then-current criteria for the Hotel System; and
         (4) you have a favorable operating and payment history. Notwithstanding the foregoing, if an independent third party chosen by us determines that the location of the Hotel is inappropriate or obsolete for the brand we shall not be required to renew your license. We will accept or reject your written renewal request within thirty (30) days of its receipt by us. You agree to execute our then-current form of license agreement to effectuate any renewal.

B. If we determine that you do not meet the above criteria, you may apply to renew this Agreement for a ten (2) year term by submitting an application at least 120 days prior to the expiration of the License Term with a non-refundable renewal fee equal to our then-current franchise application fee. We will evaluate your application based on your operating history, the location of the Hotel and your agreement to upgrade the Hotel. If we accept your application, you will execute our then-current form of license agreement.

C. Notwithstanding the foregoing, we shall have the option to renew ("Renewal Option") this Agreement for an additional term of twenty (20) years provided we inform you in writing of our decision to exercise our Renewal Option within ninety (90) days of the expiration of the License Term (the "Renewal Notice"). If we elect to exercise our Renewal Option, you agree to execute a new license agreement within seven (7) days of your receipt of the Renewal Notice on the same terms and conditions of this Agreement.

12.  Relationship of Parties.

A. No Agency Relationship. You are an independent contractor. Neither party is the legal representative or agent of, or has the power to obligate the other for any purpose. The parties have a business relationship defined entirely by the express provisions of this Agreement. No partnership, joint venture, affiliate, agency, fiduciary or employment relationship is intended or created hereby.

B. Your Notices to Public Concerning Independent Status. You shall take such steps as we require to minimize the chance of a claim being made against us for any occurrence at the Hotel, or for acts, omissions or obligations of you or anyone affiliated with you or the Hotel. Such steps may include giving notice in private or public rooms or on advertisements, business forms and stationery, making clear to the public that we are not the owner or operator of the Hotel and are not accountable for events occurring at the Hotel.

C. Use of the Best Name. You shall not use the word "Best" or any similar words in your entity or trade name, nor authorize or permit such use by anyone else. You shall not use the word "Best" or any other name or mark associated with the Hotel System to incur any obligation or indebtedness.

13.  Miscellaneous.

A. Severability and Interpretation. The remedies provided in this Agreement are not exclusive. If any provision of this Agreement is held unenforceable, void or voidable, all remaining provisions shall continue in full force and effect unless deletion of the provision(s) materially frustrates the purpose of the parties or makes performance commercially impracticable. If any provision requires interpretation, such interpretation shall be based on the reasonable intention of the parties without interpreting any provision in favor of or against any party hereto by reason of the drafting of the party or its position relative to the other party.


B. Binding Effect. This Agreement is valid when executed and accepted by us at our office in Atlanta, Georgia. It is made and entered into in the State of Georgia and shall be governed and construed under and in accordance with the laws of the State of Georgia. You acknowledge that you have sought, voluntarily accepted, and become associated with us at our headquarters in Atlanta, Georgia. The choice of law designation permits all lawsuits or proceedings concerning this Agreement to be filed in the State of Georgia.

C. Exclusive Benefit. This Agreement is exclusively for the benefit of the parties hereto and shall not create liability to any third party, unless otherwise set forth herein. No agreement between us and any third party is for your benefit.

D. Entire Agreement. This is the entire Agreement between the parties relating to the Hotel. Neither we nor any person on our behalf has made any representation to you concerning this Agreement, the Hotel or the Hotel System that is not set forth herein or in our UFOC. No change in this Agreement shall be valid unless in writing signed by both parties. No failure to require strict performance or to exercise any right or remedy hereunder shall preclude requiring strict performance or exercising any right or remedy in the future.

E. Our Withholding of Consent. Our consent, wherever required, may be withheld if any default by you exists under this Agreement. Prior to any deviation by you from any material term of this Agreement, you must obtain our prior written consent.

F. Notices. All notices given under this Agreement shall be in writing, delivered by any means which provides evidence of the date received. Notices shall be deemed given at the date and time receipt is evidenced, to the respective parties at the following addresses unless and until a different address is designated by written notice to the other party:

Notices to us:  Best Franchising, Inc.    Notices to you:  RSVP-BI OPCO, LLC
                13 Corporate Square,                       c/o Alpine Equity Partners L.P.
                Suite 250                                  1285 Avenue of the Americas
                Atlanta, Georgia 30329                     21st Floor
                Attention: Jim Darby                       New York, New York  10019
                                                           Attention: Lorraine Jackson, Esq.

G. Descriptive Headings. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision.

H. Management of the Hotel. The parties acknowledge that contemporaneously herewith you have entered into a management agreement with USFS Management, Inc., an affiliate of U.S. Franchise Systems, Inc., to manage the operations of the Hotel. You shall not enter into any other lease, management agreement or other similar arrangement for the operation of the Hotel or any part thereof with any independent entity without our prior written consent.

I. Guest Room Rates. You shall establish room rates for the Hotel which must be submitted to us before the deadline for the next National Directory. With the exception of special event periods, you agree not to charge any rate exceeding the rate published in the current edition of the National Directory.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

LICENSEE:  RSVP-BI OPCO, LLC

By: /s/ RICHARD GOLDSTEIN
   ----------------------------------------------
     Richard Goldstein



Attest:
       ------------------------------------------


LICENSOR:  BEST FRANCHISING, INC.

By: /s/ JIM DARBY
   -----------------------------------------------
    Jim Darby
    Executive Vice President, Franchise Operations

Attest:
       -------------------------------------------
         Assistant Secretary

                                    GUARANTY

As an inducement to Best Franchising, Inc. ("we," "our" or "us") to execute that certain amended and restated license agreement (including any future amendments thereto) with RSVP-BI OPCO, LLC ("Licensee") dated as of _______________, a copy of which is attached hereto (collectively, the "License Agreement"), the undersigned ("Guarantor") hereby unconditionally warrants to us and our parent, successors and assigns that all representations of Licensee contained in both the License Agreement and the application submitted in connection therewith are true and correct. The Guarantor also guarantees the timely payment and performance of all of Licensee's obligations under the License Agreement.

Upon notice from us that Licensee is in default under any of the terms of the License Agreement, the Guarantor shall cure any monetary default within ten (10) business days from such notice and immediately commence performance of all other obligations of Licensee under the License Agreement. Without affecting the obligations of the Guarantor under this Guaranty, we may without notice to the undersigned extend, modify or release any indebtedness or obligation of the Licensee, or settle, adjust or compromise any claims against the Licensee. The Guarantor waives notice of amendment of the License Agreement and notice of demand for payment or performance by the Licensee. The Guarantor expressly acknowledges that its obligation to cure all defaults and guaranty the performance of Licensee shall survive the termination of the License Agreement.

This Guaranty constitutes a guaranty of payment and performance and not of collection, and each Guarantor specifically waives any obligation we may have to proceed against the Licensee on any money or property held by the Licensee or by any other person or entity as collateral security, by way of set off or otherwise. The Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment or any of the guaranteed obligations is rescinded or must otherwise be restored or returned by us upon the insolvency, bankruptcy or reorganization of the Licensee or the Guarantor, all as though such payment has not been made.

Our failure to enforce all or any portion of our rights under this Guaranty shall not constitute a waiver of our ability to do so at any point in the future.

IN WITNESS WHEREOF, the undersigned has signed this Guaranty as of ____________, the date of the License Agreement.


Witnesses:                       Guarantor:  ALPINE HOSPITALITY VENTURES LLC


--------------------------       --------------------------------------------
                                 By:  Richard Goldstein

Notarized (with seal):


--------------------------       --------------------------------------------

                                  ATTACHMENT A
                                    THE HOTEL


Facilities (Paragraph 1 ):

     Site --- Area and general description:     A Best Suites hotel located at
                                                5155 Carmichael Road
                                                Montgomery, AL  36106

     Number of approved Guest Rooms:                     110


     Number of Suites included:                          110


Ownership of Licensee (Paragraph 8):


         RSVP-BI OPCO, LLC                               100%

                                  ATTACHMENT B
                                    TERRITORY
                        BEST SUITES MONTGOMERY, AL/#1089


No other Best Brand hotel may be built or converted within a five mile radius of the Hotel.

                                  ATTACHMENT C
                       RIGHT TO REPLACE EXISTING LICENSES
                              WITHIN THE TERRITORY

                                      NONE

                                  ATTACHMENT D
                                    THE WORK

                                      NONE